Exhibit 12
                  DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP
                            2101 L Street, N.W.
                       Washington, D.C.  20037-1526


                             October 30, 1996


Intermediate Municipal Trust,
  on behalf of its portfolio,
  Federated Intermediate Municipal Trust
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779

The Starburst Funds, on behalf of its portfolio,
  The Starburst Municipal Income Fund
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779

Ladies and Gentlemen:

        We have acted as special counsel in connection with, and you have requested our opinion concerning the federal income tax consequences of, a transaction (the "Reorganization") in which all of the assets of The Starburst Municipal Income Fund (the "Acquired Fund"), a portfolio of The Starburst Funds, a Massachusetts business trust ("Starburst"), will be acquired by Intermediate Municipal Trust, a Massachusetts business trust ("Intermediate"), on behalf of its portfolio, Federated Intermediate Municipal Trust (the "Acquiring Fund"), in exchange solely for shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares"). The terms and conditions of this transaction are set forth in an Agreement and Plan of Reorganization dated July 26, 1996 between Intermediate, on behalf of the Acquiring Fund, and Starburst, on behalf of the Acquired Fund (the "Agreement"). This opinion is rendered to you pursuant to paragraph
8.5 of the Agreement, and all terms used herein have the meanings assigned to them in the Agreement.

        Both Acquiring Fund and Acquired Fund are open-end, management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Acquired Fund and the Acquiring Fund are engaged in the business of investing in professionally managed portfolios primarily of municipal securities.
        On the Closing Date under the Agreement, the Acquired Fund will transfer its entire investment portfolio to the Acquiring Fund. In exchange, the Acquiring Fund will transfer, to the Acquired Fund, Acquiring Fund Shares in an amount equal in value to the assets transferred by the Acquired Fund to the Acquiring Fund. The Acquired Fund will thereupon liquidate and distribute its Acquiring Fund Shares pro rata to its shareholders ("Acquired Fund Shareholders").
        We have reviewed and relied upon the representations contained in the Agreement and in such other documents and instruments as we have deemed necessary for the purposes of this opinion, and have reviewed the applicable provisions of the Code, current regulations and administrative rules thereunder and pertinent case law.
        Based upon the foregoing, and assuming that the Reorganization and related transactions will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:
     (a)The transfer of all of the Acquired Fund assets in exchange for the Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code;
     (b)No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares;
     (c)No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;
     (d)No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;
     (e)The tax basis of the Acquired Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;
     (f)The tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization;
     (g)The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and
     (h)The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).
        We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form N-14 filed by Intermediate in connection with the Reorganization, and to the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in such Registration Statement.

                              Very truly yours,

                              /s/ Dickstein Shapiro Morin & Oshinsky LLP